PROMISSORY NOTE

US$196,000.00	March 1, 2010

As amended on January 22, 2010 in paragraph 7 agreed upon by the parties.

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation, a Nevada Corporation, (the “Maker”), promises to pay to Verle Hammond, an individual (the “Payee”), at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of one hundred and ninety-six thousand United States dollars ($196,000.00) in accordance with this promissory note (the “Note”) under the terms set forth herein.

1.  Rate of Interest

The outstanding principal balance due under this Note shall bear an interest rate of a flat amount of $1,500.00 paid on or prior to July 17, 2010. If payment is received after July 17, 2010 then Payee will receive $3,000.00.

2.  Repayment

Principal and interest due under this Note shall be payable in two equal installments of $107,800.00 on April 30th and May 30th.

The Maker shall have the right to prepay at any time and from time to time, in advance of maturity, without premium or penalty, all or part of the principal amount of this Note. Each payment shall be applied to the principal balance due. The maturity date of the Note can be extended with the approval of all parties.

Make will also received 196,000 of GCC Warrants.

4.  Events of Default

The following shall constitute Events of Default hereunder:

(a)           If Maker defaults in the payment of any amount due on this Note when due and payable hereunder and such default shall continue for a period of five (5) days; and

(b)           If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

5.  Remedies

(a)           Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)           If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including reasonable attorneys' fees and including additional interest calculated at a 15% interest rate.

(c)           If an Event of Default shall occur, the Maker’s operating Company, Innovative Logistics Techniques, Inc. shall guarantee the note and payment will be made within 15 days of default of this note.

6.  Miscellaneous

(a)           This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)           This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns.  Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent.

(c)           Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)           None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

6.  Amendment to the Note

(a)           This Note shall be amended that the parties have agreed for the original principal payment as reflected on the November 18, 2009 note of $120,000.00 will be paid not any later than by February 10, 2010. All interest due, which is at the same rate of the original note, will be paid at that time along with the principal payment. The Payee will also received 196,000 Warrants of GCC at the same terms of previous warrants issued for borrowing purposes.

(b)           Payee has also agreed to loan the Maker an additional $76,000.00 to be paid back to the Payee by the Maker not any later than March 15, 2010. The same terms including interest as in the original and amended notes will be due at that time as well. Payee will also receive an additional 76,000 Warrants of GCC at the same terms as in (a).  The additional $76,000.00 will be secured by the February 1-8 billings on Maker’s contracts with wither the Department of the Army or Navy. The receivable will be identified to the Payee in writing from the Maker by February 8, 2010.

(c)           Payee and Maker agree to amend all previous notes and the paragraphs above in 7 a and b are now void. This new note dated on March 1, 2010 will serve as the final note between the parties which cancels the November 18, 2009 note and January 22, 2010 note.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the day and year first above written.

Innolog Holdings Corporation

		By:	W. P. Danielczyk
William P. Danielczyk, Chairman

Guarantor:	W. P. Danielczyk
GCC Capital Group, LLC
William P. Danielczyk, Chairman